Exhibit 99.1

Anika Therapeutics Reports 33% Revenue Growth in Third Quarter 2011

Earnings per share grow 144% to 22¢

Orthobiologics product revenue rises 35%, driven by growing Orthovisc® sales

BEDFORD, Mass.--(BUSINESS WIRE)--November 2, 2011--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing, and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the third quarter ended September 30, 2011.

Revenue

For the third quarter of 2011, Anika’s revenue increased 33% to $18.5 million, from $13.9 million in the third quarter of 2010. This growth was driven by strong domestic and international sales of the company’s flagship product, Orthovisc®, as well as increased shipments of Anika’s ophthalmic and advanced wound care products.

For the nine-month period ended September 30, 2011, total revenue increased 13% to $46.3 million, from $40.8 million in the same period last year.

Operating and Net Income

Operating income for the third quarter of 2011 increased to $4.8 million, from $2.1 million in the same period in 2010. Net income rose to $3.0 million, or $0.22 per diluted share, from $1.2 million, or $0.09 per diluted share, in the third quarter of 2010. Anika’s effective tax rate for the third quarter of 2011 declined to 37.6% from 41.9% for the third quarter last year, primarily due to lower effective taxes on our Italian operations.

For the nine-month period ended September 30, 2011, net income rose 87% to $5.6 million, or $0.41 per diluted share, from $3.0 million, or $0.22 per diluted share, in the first nine months of 2010. This increase was a result of higher revenue, lower clinical study spending, and cost savings initiatives implemented in the past 21 months.

Product Gross Margin

Product gross margin for the third quarter of 2011 improved to 58%, from 54% in the third quarter last year. This improvement was driven by higher production volume.

For the nine-month period ended September 30, 2011, product gross margin was flat with the prior-year period at 56%.

Operating Expenses

Research and development expenses for the third quarter of 2011 declined to $1.5 million, from $1.8 million in the third quarter last year. The decrease in R&D expense was primarily due to lower clinical study spending compared to last year’s third quarter. R&D spending is expected to increase in future quarters. Selling, general and administrative expenses increased to $4.7 million, from $3.9 million in the third quarter a year ago. The increase in SG&A expenses was primarily due to foreign exchange losses on euro denominated assets caused by the strengthening of the U.S. dollar in September 2011.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at September 30, 2011 rose to $29.0 million, from $28.2 million at December 31, 2010, mainly as a result of increased profits.

Management Commentary

“Fueled by 35% growth in product revenue and continued operational streamlining, this was an excellent quarter for Anika,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “Our product revenue growth was driven by strong U.S. and international sales of Orthovisc, as well as increased shipments of our ophthalmic products and the advanced wound care products from Anika S.r.l. that we have added to our dermal franchise, highlighted by Hyalomatrix®. In addition to contributing to our top-line growth, Anika S.r.l. continued to reduce its net loss in the third quarter.”

“The FDA recently commenced its inspection of our manufacturing facility in Bedford, Mass.,” added Sherwood. “And we are scheduled to complete the migration of the majority of our manufacturing from Woburn, Mass., to Bedford in the first quarter of 2012. Overall, we are well on our way toward making 2011 a successful year for Anika.”

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Thursday, November 3, 2011 at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 888-873-4896 (international callers dial 617-213-8850) and use the passcode 79317701. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc, a treatment for osteoarthritis of the knee, to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l, provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. Anika S.r.l.’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements that may be identified by words such as "remains," "focus," "expect," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," and other expressions which are predictions of or indicate future events and trends and do not constitute historical matters. These statements also include those relating to: (i) prospects for FDA approval of Monovisc and other products under review, (ii) the timing of the completion of the transfer of manufacturing and shipping of Anika products to the Bedford facility, (iii) expectations regarding research and development spending in future quarters, and (iv) Anika’s success generally. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals or clearances of its products and Bedford facility, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the Company's research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our manufacturing operations and production planning; (iv) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the Company to allocate resources to products and in directions not presently contemplated, (vi) the Company’s ability to launch Monovisc in the U.S., if at all; (vii) our ability to obtain panel review of Monovisc through an Orthopedic Advisory Panel and the timing and results of such review; and (viii) the Company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers.

Any delay in receiving any regulatory approvals or clearances may adversely affect the Company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the Company's existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for Orthovisc and Monovisc, will not be successful, (iii) new distribution arrangements will not result in meaningful sales of the Company's products, (iv) the Company’s distributors will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company's product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services could have a material adverse effect on our results of operations, or (viii) increased sales of the Company's products, including Orthovisc and Monovisc, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company's business and operations. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as well as those described in the Company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Product revenue	$17,756,000	$13,179,399	$44,230,840	$38,542,378
Licensing, milestone and contract revenue	699,817	689,815	2,103,508	2,292,723
Total revenue	18,455,817	13,869,214	46,334,348	40,835,101

Operating expenses:
Cost of product revenue	7,394,922	6,108,502	19,655,288	17,123,930
Research & development	1,531,355	1,774,623	4,638,175	5,486,920
Selling, general & administrative	4,712,178	3,908,452	12,989,268	13,164,775
Total operating expenses	13,638,455	11,791,577	37,282,731	35,775,625
Income from operations	4,817,362	2,077,637	9,051,617	5,059,476
Interest income (expense), net	(46,269)	(39,888)	(132,471)	(149,095)
Income before income taxes	4,771,093	2,037,749	8,919,146	4,910,381
Provision for income taxes	1,794,575	853,485	3,335,576	1,945,086
Net income	$2,976,518	$1,184,264	$5,583,570	$2,965,295

Basic net income per share:
Net income	$0.23	$0.09	$0.44	$0.23
Basic weighted average common shares outstanding	12,817,910	12,633,405	12,744,471	12,615,705
Diluted net income per share:
Net income	$0.22	$0.09	$0.41	$0.22
Diluted weighted average common shares outstanding	13,765,533	13,622,603	13,729,835	13,598,886

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	September 30,	December 31,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$29,048,664	$28,201,932
Accounts receivable, net of reserves of $0 and $30,000.00 at September 30, 2011 and December 31, 2010, respectively	17,726,945	14,819,868
Inventories	7,874,307	8,949,745
Current portion deferred income taxes	1,990,626	1,990,609
Prepaid expenses and other	2,007,002	2,360,182
Total current assets	58,647,544	56,322,336
Property and equipment, at cost	50,675,964	49,696,989
Less: accumulated depreciation	(13,981,403)	(12,715,595)
	36,694,561	36,981,394
Long-term deposits and other	299,932	776,993
Intangible assets, net	24,810,059	25,764,185
Goodwill	9,327,955	9,091,960
Total Assets	$129,780,051	$128,936,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,836,750	$9,694,355
Accrued expenses	5,537,188	5,375,585
Deferred revenue	2,840,693	2,700,000
Current portion of long-term debt	1,600,000	1,600,000
Income taxes payable	1,324,042	-
Total current liabilities	15,138,673	19,369,940
Other long-term liabilities	1,554,054	1,560,205
Long-term deferred revenue	3,374,995	5,399,995
Deferred tax liability	6,859,293	6,216,582
Long-term debt	10,000,000	11,200,000
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at June 30, 2011 and December 31, 2010	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,622,327 shares issued and outstanding at September 30, 2011 and 13,482,384 shares issued and outstanding at December 31, 2010	136,222	134,823
Additional paid-in-capital	63,126,748	61,817,558
Accumulated currency translation adjustment	(1,779,045)	(2,547,776)
Retained earnings	31,369,111	25,785,541
Total stockholders’ equity	92,853,036	85,190,146
Total Liabilities and Stockholders’ Equity	$129,780,051	$128,936,868

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Product Gross Margin
(unaudited)

	Three Months Ended September 30,
	2011	2010	%
Orthobiologics	$10,377,222	$7,675,342	35%
Dermal	947,122	318,833	197%
Ophthalmic	4,562,574	3,332,883	37%
Surgical	1,068,522	1,187,378	(10)%
Veterinary	800,560	664,963	20%
Total Product Revenue	$17,756,000	$13,179,399	35%

Product gross profit	$10,361,078	$7,070,897
Product gross margin	58%	54%

	Nine Months Ended September 30,
	2011	2010	%
Orthobiologics	$28,177,115	$22,321,859	26%
Dermal	2,335,881	2,402,852	(3)%
Ophthalmic	8,045,203	8,768,851	(8)%
Surgical	3,748,277	2,974,869	26%
Veterinary	1,924,364	2,073,947	(7)%
Total Product Revenue	$44,230,840	$38,542,378	15%

Product gross profit	$24,575,552	$21,418,448
Product gross margin	56%	56%

	Three Months Ended September 30,
	2011		2010
		Percentage of		Percentage of
	Revenue	Revenue	Revenue	Revenue
Geographic Location:
United States	$13,233,998	75%	$9,212,832	70%
Europe	2,841,650	16%	2,850,595	22%
Other	1,680,352	9%	1,115,972	8%
Total	$17,756,000	100%	$13,179,399	100%

	Nine Months Ended September 30,
	2011		2010
		Percentage of		Percentage of
	Revenue	Revenue	Revenue	Revenue
Geographic Location:
United States	$33,172,102	75%	$26,488,673	69%
Europe	7,478,869	17%	9,024,021	23%
Other	3,579,869	8%	3,029,684	8%
Total	$44,230,840	100%	$38,542,378	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO